Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to (i) the incorporation by reference in the following Registration Statements of our report dated May 25, 2017, with respect to the financial statements of Quotient Limited included in this Annual Report on Form 10-K for the year ended March 31, 2017 and (ii) the reference to our firm under the heading "Experts" in the related Prospectuses and Prospectus Supplements:

1.

the Registration Statement on Form S-3 (File No. 333-206026) pertaining to the registration of up to $200,000,000 Ordinary Shares, Preference Shares, Debt Securities, Rights to Purchase Ordinary Shares, Rights to Purchase Preference Shares, Warrants to Purchase Ordinary Shares, Warrants to Purchase Preference Shares and Warrants to Purchase Debt Securities;

2.

the Registration Statement on Form S-3 (File No. 333-203818) pertaining to the registration for resale of 1,939,614 Ordinary Shares issued and outstanding and 850,000 Ordinary Shares issuable upon exercise of a Pre-funded Warrant;

3.

the Registration Statement on Form S-8 (File No. 333-195507) pertaining to the registration of 779,462 shares issuable upon exercise of outstanding options granted under the 2013 Enterprise Management Plan (now referred to as the 2012 Option Plan) and 1,500,000 shares reserved for issuance under the 2014 Stock Incentive Plan of Quotient Limited; and

4.	the Registration Statement on Form S-8 (File No. 333-214483) pertaining to the registration of 1,120,205 shares reserved for issuance under the 2014 Stock Incentive Plan of Quotient Limited.

/s/ Ernst & Young LLP

Belfast, United Kingdom

May 25, 2017